EXHIBIT 10.8






                                     BYLAWS

                                       OF

                             TOPCO ASSOCIATES, INC.
                                  (COOPERATIVE)




                                                      As Amended June 7, 1995

                                     PREFACE




             Topco Associates, Inc. (hereinafter referred to as "Topco") was incorporated in 1944 as a cooperative association under the Wisconsin Cooperative Association Act. Topco is completely owned by several supermarket companies, grocery wholesalers, and foodservice entities located throughout the world. Topco's corporate headquarters are in Skokie, Illinois.

             Topco's mission is to be the most effective and least cost provider of private label goods, perishables and value-added programs and services. Topco's further mission is to ensure that the quality of its products and services will meet consumer and owner expectations. Topco strives to accomplish these missions by leveraging the combined strengths of its owner companies so as to enhance their competitive positions and profitability.

                                    INDEX TO
                        BYLAWS OF TOPCO ASSOCIATES, INC.



                                                           Page

   I.       General Stipulations                              2

   II.      Ownership Definitions                             2

   III.     Member-Owner and Topco Responsibilities           3

   IV.      Board, Officers and Executive Committee           4

   V.       Service Charges and Dividends                     6

   VI.      Financial Information and Capital                 7
            Requirements; Credit Provisions

   VII.     Meetings of Member-Owners                         9

   VIII.    Commencement of Member-Ownership; Licensing      10

   IX.      Withdrawal                                       11

   X.       Indemnification; Damages                         13

                        BYLAWS OF TOPCO ASSOCIATES, INC.


                                    ARTICLE I
                              GENERAL STIPULATIONS


   1.1 State of Incorporation: Topco Associates, Inc. (referred to herein as "Topco") is incorporated in the State of Wisconsin as a co-operative under Chapter 185, Wisconsin Statutes.

   1.2 Services: The services of Topco are divided into the following nine programs, plus such additional programs as may from time to time be approved by the Board of Directors: (a) frozen foods, excluding meat, fish and poultry, (b) dairy and bakery products, (c) grocery products, (d) processed meat, fish and poultry; delicatessen, (e) equipment and supplies, (f) health and beauty care and general merchandise, (g) produce, (h) fresh meat, and (i) financial and administrative services. Segments of programs may be established as appropriate.

   1.3 Fiscal Year: The fiscal year of Topco shall begin on the first day of April in each year and shall end on the last day of March in each year.

   1.4 Amendments: These bylaws may be amended, repealed, or altered, in whole or in part, by a vote of two-thirds (2/3) of the full member-owners who are present at a regular or special meeting.



                                   ARTICLE II
                              OWNERSHIP DEFINITIONS

   2.1 Member-ownership in Topco shall be open to corporations, divisions of corporations, firms, partnerships, cooperative associations or other economic units who shall have been elected to member-ownership in Topco in accordance with these bylaws. The economic units that are considered to be part of a "member-owner" shall be determined in the context of the applicant's election to membership and the relationship between it and Topco. Member-ownership in Topco by a division or subsidiary does not necessarily grant member-ownership to the parent corporation or to other divisions or subsidiaries of the parent.

   2.2 A member-owner shall be either a full member-owner or an associate member-owner. A full member-owner is one that is entitled to participate in at least four full programs. An associate member-owner is one that is entitled to participate in at least one full program. Each member-owner shall consist of one or more operating units which shall be specified in the letter of application.

   2.3 The term "operating division" shall refer to a licensed operating unit of a member-owner.


                                   ARTICLE III
                     MEMBER-OWNER AND TOPCO RESPONSIBILITIES

   3.1 Each member-owner shall fully promote the products bearing trademarks owned by Topco for which such member-owner is licensed, in order to meet, enhance, develop and expand the demand for such products.

   3.2 The Board of Directors, or the President pursuant to the authority of the Board, may establish policies and procedures whereby Topco provides to a member-owner various items under a trademark of the member-owner. Unless established otherwise, Topco shall be deemed the principal procuring agent for member-owner labeled products for categories in which the member-owner participates. The member-owner agrees to reimburse Topco for all incremental out-of-pocket costs incurred by Topco in the development and execution of procurement programs using brands of the member-owner, and to be responsible for all inventories of product and packaging bearing such member's trademarks, and any related packaging plates, provided they were authorized by the member-owner. Each member-owner shall be responsible for trademark protection for products provided by Topco pursuant to this section and shall handle all trade dress grievances which may relate to such matters.

   3.3 The trademarks owned by Topco and its subsidiaries shall be used only on products purchased from or through Topco or with the specific approval of Topco. No member-owner shall sell or permit the sale of faulty merchandise bearing a trademark of Topco or subsidiary thereof without express permission from Topco.

   3.4 Topco shall prevent the infringement of a trademark owned by Topco or a subsidiary if Topco believes that a trademark is being infringed, that it is necessary to take legal action and that the expense of such action is reasonably justified under the circumstances. No claim shall arise against Topco for damages which may result from a finding or decision that any trademark of Topco is invalid, unenforceable and/or not infringed.

   3.5 All information, materials and/or documents distributed or provided to a member-owner shall be held and maintained in confidence by such member-owner and shall not be disclosed to any third party or operating unit of the member-owner that is not a participant in the program or segment to which the information relates, without the express, written consent of Topco. All information, materials, and/or documents distributed or provided to Topco by a member-owner shall be held in confidence by Topco and shall not be disclosed to any other member-owner or to any third party without the express, written consent of the member-owner. All such confidential information, materials, and/or documents received by any member-owner, or by Topco, shall be returned to Topco or the member owner, as the case may be, upon termination of such member-owner's membership.

   3.6 Each member-owner shall report its store locations (or the store locations of its customers, in the case of a wholesaler) with such frequency as Topco may specify. A member-owner that is a foodservice distributor shall report its member or branch locations with such frequency as Topco may specify.


                                   ARTICLE IV
                          BOARD OF DIRECTORS, OFFICERS
                             AND EXECUTIVE COMMITTEE

   4.1  Board of Directors; Executive Committee

        4.1.1 Topco's business shall be managed by its Board of Directors. The Board shall exercise all powers of Topco and perform whatever actions that are not required to be performed by the member-owners pursuant to statute, the Articles of Incorporation or these bylaws.

        4.1.2 The Board shall consist of a director representing each full member-owner, plus two. Each director and each alternate director shall be elected by a majority vote of the full member-owners and shall serve until the next annual meeting of member-owners or until his or her successor is elected, or removed by a majority vote of all full member-owners.

        4.1.3 Each full member-owner may submit for election the name of the person designated by it as its representative on the Board, as well as that of an alternate director who may attend and vote at Board meetings in the event the primary director is unable to do so. Any vacancy existing in the Board may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election or until their successors are elected, whichever is sooner.

        4.1.4 The Board shall meet annually without notice immediately after the annual membership meeting. The Board may also meet upon five days' notice from the President or Chairman. The President or Chairman shall schedule a meeting if requested by a majority of the directors in writing.

        4.1.5 A quorum for all meetings of the Board is a majority of the directors in office. Action taken by a majority of the directors present at Board meetings shall constitute an act of the Board except as is otherwise specifically provided by statute, the Articles of Incorporation or the bylaws. Alternate directors attending Board meetings in place of directors shall be counted for quorum and voting requirements.

        4.1.6 The Chairman of the Board may invite other representatives of one or more member-owners to attend any meeting of the Board as guests.

        4.1.7 At the annual meeting, the Board shall elect the principal officers of Topco who, along with the immediate past Chairman during the year following his final year as Chairman, shall constitute the Executive Committee. Any officer or member of the Executive Committee may be removed at any time by the Board of Directors. The Executive Committee has full powers of the Board when the Board is not in session, except it may not elect officers, apportion proceeds or fill vacancies on the Board. A majority of the members of the Executive Committee constitute a quorum for the transaction of business, and the act of the majority of the members present at a meeting at which there is a quorum shall constitute an act of the Executive Committee. Any action which may be taken by the Board of Directors or by the Executive Committee at a meeting may be taken without a meeting if the action is approved in writing by all directors or all Executive Committee members.

        4.1.8 The Executive Committee shall make such recommendations to the Board of Directors as it considers necessary or desirable to assure that Topco is responsive to the needs of the member-owners. Without limiting the generality of the foregoing, the Committee may periodically review the program operating budgets and financial statements of Topco, consult with Topco's outside auditors and review the scope and results of their audits, consider proposed new programs of Topco, and review the performance of Topco in present programs. The Committee may hold meetings from time to time when called by the Chairman of the Board or when requested by a majority of the Committee. Any meeting of the Executive Committee may be postponed at the request of a member of the Committee if five days' notice of such meeting has not been given.

        4.1.9 At, or shortly after, each annual meeting of the Board, the Chairman of the Board shall appoint the members of committees of the Board other than the Executive Committee, each such committee to consist of three or more directors or alternate directors, and to have such name and such function as the Board or the Chairman shall specify.

        4.1.10 The Board of Directors shall cause the books of Topco to be audited by a Certified Public Accountant immediately following the close of each fiscal year. The audit report, together with the report of the business operations during the previous year, shall be submitted to the members at or prior to the annual meeting.

   4.2  Officers

        4.2.1 The principal officers of Topco shall be a Chairman of the Board, a President, two or more Vice Presidents, a Secretary-Treasurer, and may include a Vice Chairman of the Board. All principal officers shall be directors. The principal officers shall be elected by the Board of Directors at each annual meeting and shall hold office until a successor is elected. No person who is not an employee of Topco shall be eligible to serve more than four consecutive one-year terms as a principal officer, except that the person elected as Chairman of the Board may serve as such even though his or her term constitutes a fifth or sixth one-year term. The principal officers elected by the Board shall perform such duties as may from time to time be prescribed by the Board of Directors and the Chairman of the Board.

        4.2.2 The President may from time to time, with the approval of the Board of Directors, appoint from the ranks of the employees of Topco, such officers as he or she may deem necessary. Such appointed officers shall hold office for such period, have such authority, and perform such duties as the President prescribes, and may be removed at any time by the Board of Directors or the President.

        4.2.3 The Chairman of the Board shall be the principal representative of the member-owners of Topco and shall preside at all meetings of the member-owners, of the Board of Directors and of the Executive Committee. He or she shall provide general operating direction to the President and shall perform such other duties as are assigned to him or her by the Board of Directors.

        4.2.4 The President shall be the chief executive officer of Topco. He or she shall, with the guidance of the Chairman of the Board, direct Topco's operations in conformity with the policies established by the Board of Directors. The President shall establish policies and procedures relating to the operations of Topco including, without limitation, such matters as member forecasts and commitments, methods of procurement, price averaging and member credit. The President shall insure that adequate notice is given for all meetings of member-owners, the Board and the Executive Committee.


                                    ARTICLE V
                          SERVICE CHARGES AND DIVIDENDS

   5.1 Prior to the beginning of each fiscal year, the Board of Directors shall consider, modify if necessary, and approve the annual budget which has been recommended by the Executive Committee. The budget shall be recovered through any combination of base service charges, markups of product cost, and other income received by Topco as may be approved by the Board of Directors. The Board of Directors may, at any time before the end of fiscal year, modify the budgets.

   5.2 Each member-owner's base service charge for a program or program segment to which a base service charge is applicable shall be determined by applying a regressive scale of percentages, to be approved annually by or pursuant to the authority of the Board of Directors, to its purchases of products in the program or segment. The President with the approval of the Executive Committee may establish minimum base service charges for each program or program segment. Reductions may be made in a member-owner's base service charge as a result of automated order placement and such other procedures as the Board of Directors may recognize from time to time as contributing to reductions in the cost of Topco. A member-owner's base service charges may be increased to cover any additional costs incurred as a result of Topco's procurement of products under the member-owner's own trademark.

   5.3 At least once annually, the Board of Directors shall return patronage dividends to member-owners based on their purchases of the product to which such patronage dividends are attributable. Adjustments may be made as appropriate to reflect participation. Patronage dividends shall also be returned to third parties in the case of a dividend attributable to a product which, at the request of a member-owner, and with the approval of Topco management, is sold to such third party or parties and resold to such, member-owner.

   5.4 Patronage dividends shall be distributed by means of cash or qualified written notices of allocation, as the Board of Directors deems appropriate, provided that the amount distributed in the form of qualified written notices of allocation shall not exceed 80% of the total amount distributable. Each member-owner consents and agrees that the amount of any patronage dividend distributed to it by a qualified written notice of allocation (as defined in section 1388 of the Internal Revenue Code of 1986, as amended from time to time, or in any comparable or substitute provision) shall be included in the gross income of such member-owner at its stated dollar amount in the taxable year of such member-owner in which such qualified written notice of allocation is received by such member-owner. Qualified written notices of allocation shall (a) be redeemable only upon termination of owner-membership or as the Board of Directors may determine; (b) provide that upon termination of owner-membership, or if the holder becomes insolvent, or any default shall occur in the payment of any debt due to Topco, the amount represented thereby may be retained by Topco until 91 days following the payment of all debts due from the member-owner to Topco, or may be used to offset or pay down any debt from the holder to Topco, whether or not such debts shall then be due; (c) bear no interest; and (d) be subordinated in right of payment to all indebtedness to Topco.

   5.5 Topco shall have the right to set off the amount due from it to a member-owner evidenced by a qualified notice of allocation against any claim Topco may have against such member-owner. No member-owner may assign, sell, transfer or subject to any lien or encumbrance any patronage dividend distributed to it in the form of a qualified written notice of allocation.


                                   ARTICLE VI
                              FINANCIAL INFORMATION
                   AND CAPITAL REQUIREMENTS; CREDIT PROVISIONS

   6.1 Financial Information or Credit Enhancement: Within 90 days of the end of its fiscal year, each member-owner shall submit to Topco its annual financial statements, including statements of income, stockholders' equity, changes in financial position and notes, and a balance sheet. All annual financial statements shall be certified by a certified public accountant. In addition, each member-owner shall report to Topco its sales volume with such frequency and in such detail as the Board of Directors, or the President pursuant to the authority of the Board, may direct. Each member-owner shall also provide to Topco, on a quarterly basis, unaudited financial statements including balance sheets and statements of income and expenses. Topco may waive the foregoing requirements if the member-owner provides credit enhancement arrangements satisfactory to Topco.

   6.2  Capital Requirements.

        6.2.1 Each member-owner shall own common stock of Topco, which shall be purchased for $100 per share. The number of shares of common stock required to be owned by a member-owner shall be fixed and may from time to time be changed by the Board of Directors.

        6.2.2 Topco's capital requirements shall consist of base capital and program capital.

        6.2.3 Topco's base capital requirements shall be provided by the purchase of common stock Each member-owner shall have an equal share of the base capital requirements and own an equal number of shares of common stock of Topco, except that an associate member-owner shall be required to own one-fourth of the number of shares that would be required of it were it a full member-owner, multiplied by the number of programs in which it participates, but the number of shares shall not exceed the number that would be required of a full member-owner. Shares required to be purchased by a new member-owner shall be purchased in two or more installments, the amount and timing of which shall be prescribed by or pursuant to the authority of the Board of Directors.

        6.2.4 The Board of Directors shall determine separate capital requirements for each of the programs of Topco to finance Topco's inventory of products and receivables and other capital costs related to such programs. These program capital requirements may be provided by amounts represented by qualified written notices of allocation issued on account of patronage dividends as described in Article V. If the aggregate program capital requirements provided by qualified written notices of allocation that are applicable to a member-owner exceed 80% of the patronage dividends due to such member-owner, the excess shall be provided by an interest-free deposit by such member-owner which shall be refunded at such time as the patronage dividends due to such member-owner are adequate to meet such requirements.

        6.2.5 After the beginning of a fiscal year, the Board of Directors may determine that Topco's program capital requirements shall be changed. The amount of such change and its allocation among programs shall be determined by the Board.

        6.2.6 The Board of Directors may, directly or through one or more committees, take such steps as it deems appropriate to protect Topco against potential loss arising out of the default or financial failure of a member-owner. Such steps may include, but are not limited to, a refusal to extend credit, the requirement of credit enhancements (such as letters of credit, cash deposits, and third-party guarantees), the establishment of credit limits, and the non-redemption of qualified written notices of allocation issued to a member-owner pursuant to these bylaws, without regard to the redemption of similar notices issued to other member-owners at the same time.

        6.2.7 Each member-owner shall be responsible for paying its debts to Topco, including without limitation the purchase price for products purchased from Topco, as well as service and other charges due to Topco, in accordance with credit terms established from time to time by Topco. The failure of a member-owner to make such payment shall constitute a default under these bylaws.

        6.2.8 Each member-owner shall be responsible for, and shall be deemed to have guaranteed the prompt payment of, all obligations to Topco or its suppliers payable by a subsidiary, affiliate, or other third party to whom product or packaging purchased from or through Topco is supplied at the request of such member-owner, licensed operating division, or any affiliate thereof. Subrogation claims of a member-owner against an account debtor arising out of payments pursuant to such guarantee shall be subordinate to direct claims by Topco or its supplier(s).

        6.2.9 Capital requirements and base service charges for member-owners that include more than one subsidiary, division or other licensed unit may be set on the basis that all such units together are a single member-owner, or on the basis that some or all of such units are separate member-owners, as determined by Topco.


                                   ARTICLE VII
                            MEETINGS OF MEMBER-OWNERS


   7.1 The annual meeting of the member-owners of Topco shall be held within eight-and-one-half (8 1/2) months after the close of the fiscal year, at such place and on such date as the Board of Directors or the President shall, upon proper notice, designate.

   7.2 Notice of the annual meeting of member-owners and of any special meeting of members-owners shall be sent to each member-owner (except a member-owner who participates only in the financial and administrative services program) by mail, addressed to the last known post office address, at least ten (10) days before such meeting. Notice of special meetings shall state the purpose of such meetings.

   7.3 Each member-owner, except a member-owner who participates only in the financial and administrative services program, shall have the right to attend each member-owners' meeting. The representative or delegate of each full member-owner at member-owners' meetings shall be that member-owner's representative on the Topco Board of Directors, or in his or her absence, the alternate director from that member-owner. An associate member-owner entitled to attend a member-owners' meeting may be represented by any representative thereof designated by it.

   7.4 Any matters not requiring approval by the member-owners shall be considered or determined by the Board, Executive Committee, or by Topco as specified in these bylaws.

   7.5 A quorum at a member-owners' meeting shall be a majority of the full member-owners at that time. A majority of the quorum shall decide any question posed at such meeting, unless otherwise specified by these bylaws, the Articles of Incorporation or statute.

   7.6 Each full member-owner shall be entitled to cast one vote at each meeting regardless of the number of shares held.

   7.7 Any action which may be taken at a meeting may be taken without a meeting if all member-owners entitled to vote approve the action in writing.

   7.8 Any meeting of the member-owners may be held jointly with a meeting of the Board of Directors. At any such joint meeting, each member-owner shall be entitled to have one representative present. In addition, persons invited to attend the meeting as guests pursuant to Section 4.1.6 shall be entitled to attend any such joint meeting.


                                  ARTICLE VIII
                   COMMENCEMENT OF MEMBER-OWNERSHIP; LICENSING

   8.1 Applications for member-ownership shall be in writing, shall specify the programs and program segments in which the proposed member-owner wishes to participate, and shall contain an agreement to be bound by these bylaws and to purchase the number of shares of common stock required by these bylaws. The application for member-ownership shall set forth: (a) the trademarks of Topco and its subsidiaries, if any, for which the member-owner wishes to be licensed, and any limitations on such license; (b) the location of the place or places of business for which the trademarks for Topco will be licensed; (c) if applicable, that the member-owner wishes to purchase from or through Topco products under the member-owner's own trademark; (d) the programs and segments of programs of Topco in which the member-owner desires to participate; (e) the warehouse locations to which the member-owner wishes Topco to ship product; (f) the territory of prime responsibility of the member-owner, if any; and (g) any other conditions attaching to the member-ownership.

   8.2 The application for member-ownership shall be submitted to the Board of Directors or full member-owners for approval. Such approval shall become final upon the affirmative vote of three-fourths of the directors or full member-owners, entitled to vote, either at a meeting or by mail ballot.

   8.3 The Board of Directors or full member-owners, may set conditions of member-ownership at the time that an application is approved. The Board of Directors or full member-owners, may cancel any or all of such conditions at any time.

   8.4 The (i) trademarks of Topco and its subsidiaries for which a member-owner is licensed, (ii) warehouse locations to which Topco will ship or cause to be shipped products, (iii) Topco programs and segments of programs in which a member-owner is entitled to participate, (iv) right of the member-owner, if any, to purchase through Topco, products under the member-owner's own trademark, and (v) conditions attaching to the ownership, are those that are (a) set forth In an agreement between the member-owner and Topco, or (b) set forth in the application for membership of the member-owner as approved by the Board or full member-owners, or (c) designated in writing by Topco to the member-owner. A member-owner's right with respect to a warehouse location shall automatically terminate if and when such member-owner no longer operates a warehouse at such location.
        Except as provided in these bylaws, a member-owner's rights with respect to the foregoing may not be withdrawn or modified without its agreement.

   8.5 An operating unit that is acquired by a member-owner (as distinct from a store or group of stores that are in the same geographic area of one or more licensed units of the member-owner and that are to be served by a warehouse owned by the member-owner prior to acquisition) is not part of that member-owner for purposes of these bylaws unless the member-owner makes application with respect to such operating unit and the application is approved by the Board of Directors or full member-owners.


                                   ARTICLE IX
                                   WITHDRAWAL

   9.1 A member-owner may withdraw from member-ownership voluntarily or may be required by Topco to withdraw. Withdrawal from member-ownership cancels any license from Topco to the member-owner.

   9.2  Required Withdrawals

        9.2.1 In the event that a member-owner shall become subject to the jurisdiction of a bankruptcy court and the bankruptcy trustee rejects the agreement between the member-owner and Topco, the member-owner shall be deemed to have withdrawn on the date of such rejection.

        9.2.2 A member-owner may be required to withdraw for any of the following reasons: (a) If the member-owner should violate the terms and conditions of, or default under, any contract between it and Topco, Topco's bylaws or Topco's Articles of Incorporation; (b) If the member-owner should commit any act or pursue any course of conduct injurious to the welfare of Topco, including but not limited to failure to pay its debts to Topco or to suppliers for products purchased through Topco; and (c) If a member-owner should misrepresent or misuse any product bearing a trademark owned or controlled by Topco, or handle, utilize, sell, and/or offer to sell such a product in a manner injurious to the goodwill which attaches to said trademark or to the reputation of Topco.

        9.2.3 If a member-owner undergoes a change of control as defined in section 9.4.3, Topco may require that the member-owner withdraw. A member-owner contemplating a transaction which will result in a change of control may request Topco to waive its right to require withdrawal in the event a specified transaction is consummated. The Board of Directors shall act upon such a request within thirty (30) days of its receipt. The vote on such request may be taken either at a meeting or by mail ballot. If the Board waives Topco's right to terminate, such waiver shall be binding upon Topco.

        9.2.4 Services After Withdrawal: A member-owner who has been required to withdraw for a reason specified in section
                  9.2.2 shall not be entitled to purchase any products from or through Topco after the date of withdrawal. A member-owner who withdraws voluntarily or is required to withdraw because of a change of control shall be entitled to service after the date of withdrawal in accordance with section 9.7.

   9.3 Withdrawal From Programs. A member-owner (or any of its licensed units) may also withdraw from participation in specific programs by giving Topco written notice of such withdrawal on or prior to its effective date, which shall be at the end of any calendar month. The member-owner shall be entitled to service in a program from which it has withdrawn in accordance with section 9.7.

   9.4 Required Withdrawal: Topco shall follow the procedures herein described in requiring a withdrawal from member-ownership.

        9.4.1 Within ninety (90) days of the date Topco obtains knowledge of a basis for withdrawal, Topco may institute withdrawal procedures by giving written notice to the member-owner describing such reason for requiring withdrawal and notifying such member-owner of the time and place of the meeting of the Board of Directors at which such required withdrawal will be considered.

        9.4.2 At the meeting at which the Board of Directors considers the withdrawal, the member-owner shall have the tight to be heard both in person and by counsel. If a three-fourths majority of the directors present at such a meeting votes to require withdrawal: (a) the member-owner shall be deemed to have withdrawn on the date set by the Board; and (b) the member-owner shall cease to be a stockholder as of the date of withdrawal and Topco shall purchase the stock of such member-owner in the manner set forth in this article. The date of withdrawal shall be set by the Board and shall be within three (3) months of the date on which the vote to withdraw is taken.

        9.4.3 Definition of Change of Control: A change in control shall take place if the ownership of either the net assets, a majority of the voting stock or a majority of the voting partnership interests in a member-owner are acquired, whether by operation of law or otherwise, by persons outside the controlling group. The controlling group shall be all owners of either a sole interest, a voting partnership interest, or voting stock in a member-owner on June 9, 1992 or the date of admission to membership, whichever is later. The controlling group shall also include the heirs and legatees of such members-owners, subject to the following: (a) in case Topco shall obtain knowledge of a change in control and shall not within 90 days thereafter institute termination procedures, or shall institute termination procedures but shall not vote to terminate the membership, the controlling group shall thereafter be the owners of the sole interest, the voting partnership interests or the voting stock of the member-owner immediately after the event that constituted such change in control; and (b) for the purpose of determining whether the ownership of the majority of the voting stock of a member-owner has been acquired by persons outside the controlling group, where the member-owner is a corporation and voting stock is held by more than 300 persons, the shares held by persons who own less than 2% of such shares and who are not directors, officers or employees of the member-owner, or affiliated with or related to persons who own 2% or more of such shares or who are directors, officers or employees of the member-owner, shall be excluded in determining the number of shares of the member-owner that are outstanding and the number that are owned by persons inside and outside of the controlling group.

   9.5 Procedure for Redeeming Stock: Promptly after the date of withdrawal, the former member-owner shall deliver to Topco its certificates evidencing common stock in Topco in return for an appropriate receipt. Unless the common stock owned by the member-owner in Topco is held by Topco pursuant to a valid security agreement, Topco shall pay the member-owner $100.00 for each share of common stock owned by the member-owner at the time of termination less the amount of debts of the member-owner to Topco which have not been paid including, but not limited to, debts as to which the member-owner has received a discharge under federal or state bankruptcy or insolvency laws. The amount, if any, payable to the member-owner shall be paid 91 days following the payment of all debts due from the member-owner to Topco and may offset and be applied to the payment of any debt of the member-owner to Topco. Nothing contained in this paragraph shall be construed to give a terminated member-owner a preference upon the assets of Topco over the other member-owners or to give such terminated member-owner any of the rights of a shareholder in Topco. Amounts due to a terminated member-owner under this section shall not bear interest.

   9.6 A member-owner who withdraws from any program or program segment of Topco may continue member-ownership provided that after such withdrawal the member-owner continues to meet the eligibility requirements set forth in these bylaws. Withdrawal may commence at the end of any calendar month which is twelve months or more after such member-owner began its participation in such program or segment, by giving to Topco written notice of its election to withdraw on or prior to its effective day.

   9.7 A member-owner who withdraws voluntarily from Topco or from a program or program segment or is required to withdraw from Topco because of a change of control, shall pay Topco its base service charges until the effective date of withdrawal and, unless the withdrawal relates only to a program segment in which the member-owner has participated for less than two years, an additional amount equal to (a) three times 175% of the monthly average of the member-owner's base service charges for the program or segment, in the case of the produce, fresh meat or equipment and supplies programs (payable on the date of withdrawal) and (b) twelve times 175% of the monthly average of the member-owner's base service charges for the program or segment in the case of any other program (payable in four equal quarterly installments, the first of which shall be due on the date of withdrawal), and shall have the right to continue to participate in such program or segment during such three or twelve month period. The monthly averages shall be calculated for the most recent twelve month period preceding the effective date of withdrawal, including the month in which such withdrawal occurs. A member-owner whose commitments to Topco (with respect to product in a program or segment from which such member-owner has withdrawn) beyond the three or twelve month period, shall be responsible to Topco with respect to such commitments and shall also pay additional service charges beyond such three or twelve month period in an equitable amount as determined by Topco. The Board of Directors may impose such conditions it deems advisable to limit the exercise by member-owners of their rights to withdrawal from programs or segments of programs of Topco in order to ensure that any withdrawals from a particular program or segment will take place gradually.

   9.8 A member-owner or operating division thereof which has not made purchases through Topco of any Topco program, segment or brand for a period of twelve consecutive months shall be considered to have withdrawn from that program, segment or brand effective with the last recorded purchase. Such member-owner shall pay Topco any additional amount due pursuant to section 9.7 promptly after the expiration of the twelve month period.


                                    ARTICLE X
                            INDEMNIFICATION; DAMAGES

   10.1 Indemnification: Each present or former director or officer of Topco shall be indemnified by Topco in accordance with and to the full extent authorized by the provisions of the Wisconsin Co-operative Association Act as it may from time to time be amended.

   10.2 Damages: If a member-owner violates a bylaw or breaches a provision of his or her membership and licensing agreement, Topco shall have a claim against said member-owner for any damages resulting therefrom and for such other relief as the court deems appropriate. These rights shall be in addition to the other remedies granted herein to Topco.